EXHIBIT 99.1

ePlus Reports Third Quarter and Nine Month Financial Results

Third Quarter Ended December 31, 2017

•	Consolidated net sales increased 4.9% to $342.6 million.
•	Technology segment net sales increased 4.5% to $332.6 million; financing segment net sales increased 19.0% to $9.9 million.
•	Technology segment adjusted gross billings of product and services increased 7.3% to $464.1 million.
•	Consolidated gross profit increased 3.9% to $76.7 million; consolidated gross margin decreased 20 basis points to 22.4%.
•	Net earnings increased 23.5% to $15.6 million.
•	Adjusted EBITDA decreased 16.9% to $19.3 million.
•	Diluted earnings per share increased 22.0% to $1.11. Non-GAAP diluted earnings per share decreased 13.4% to $0.97.

Nine Months Ended December 31, 2017

•	Consolidated net sales increased 8.4% to $1,080.6 million.
•	Technology segment net sales increased 7.9% to $1,049.5 million; financing segment net sales increased 28.7% to $31.1 million.
•	Technology segment adjusted gross billings of product and services increased 10.0% to $1,449.4 million.
•	Consolidated gross profit increased 8.3% to $241.9 million; consolidated gross margin was 22.4%, consistent with last year.
•	Net earnings increased 15.4% to $46.2 million.
•	Adjusted EBITDA increased 0.6% to $72.8 million.
•	Diluted earnings per share increased 15.4% to $3.30. Non-GAAP diluted earnings per share increased 0.6% to $3.14.

HERNDON, VA – February 7, 2018 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three and nine months ended December 31, 2017.

Management Comment

"In our third quarter, we achieved solid year-on-year growth in revenue, adjusted gross billings of products and services, and gross profit, due in part to our continued focus on high value solutions that help drive our customers' IT transformation.  The expansion of our cloud solution offerings, including the acquisitions of OneCloud and IDS, has positioned ePlus as a valued partner for our customers' multi-cloud environments," stated Mark Marron, president and chief executive officer..  "In addition, security remains a critical customer priority, as our year-to-date sales of security solutions increased at a double-digit rate and accounted for 17.6% of year-to-date adjusted gross billings, up from 16.7% in the same period last year."

Mr. Marron continued, "Our operating costs were impacted in the quarter by increased acquisition and integration related costs, as the pace of acquisition activity was higher than in prior years.  Despite positive trends in revenue and gross profit, we continue to focus on improving our operating metrics while making the necessary investments to capture future marketplace opportunities.  We are very focused on expanding our solutions, geographic footprint, and developing upselling and cross-selling programs to capture wallet share with new and existing clients."

"We believe our year-to-date gross profit performance reflected a favorable mix of products and services, and a positive contribution from financing activities.  Our culture and solution portfolio helps to attract and retain highly-credentialed client-facing sales and services professionals, which in turn allows us to address the complex IT needs of our more than 3,200 enterprise and mid-market customers."

Prior Period Reclassifications due to Stock Split

Reclassifications of prior period amounts related to numbers of shares and per share amounts have been made to conform to the current period presentation due to the 2 for 1 stock split completed on March 31, 2017.

Third Quarter Fiscal 2018 Results

For the third quarter ended December 31, 2017 as compared to the third quarter of the prior fiscal year ended December 31, 2016:

Consolidated net sales increased 4.9% to $342.6 million, from $326.7 million.

Technology segment net sales increased 4.5% to $332.6 million, from $318.3 million.

Adjusted gross billings of product and services increased 7.3% to $464.1 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.

Financing segment net sales increased 19.0% to $9.9 million, from $8.4 million.

Consolidated gross profit rose 3.9% to $76.7 million, from $73.8 million.

Consolidated operating income decreased 23.1% to $16.4 million, from $21.3 million.

Net earnings rose 23.5% to $15.6 million.

Adjusted EBITDA decreased 16.9% to $19.3 million, from $23.2 million.

Our provision for income tax expense was $0.7 million and $19.5 million for the three and nine months ended December 31, 2017, as compared to $8.7 million and $27.3 million for the same periods in the prior year. Our effective income tax rate for the three and nine months ended December 31, 2017, was 4.2% and 29.7%, respectively, compared to 40.8% and 40.5% for the three and nine months ended December 31, 2016, respectively. In the third quarter, the Company revised its estimated annual effective tax rate to reflect a change in the U.S. federal statutory rate from 35% to 21%, resulting from legislation that was enacted on December 22, 2017. The rate change is administratively effective at the beginning of our 2018 fiscal year, using a blended rate for the annual period. As a result, the blended U.S. statutory tax rate for the 2018 fiscal year is 31.5%, and our total estimated effective tax rate for fiscal year 2018 is 37%. As a result, we recognized an estimated tax benefit in our tax provision of $5.7 million for the quarter related to the provisional adjustment our deferred tax balance to reflect the new corporate tax rate as well as adjustment of our tax provision from the beginning of our fiscal year to the new blended rate.  In addition, the effective tax rate for fiscal year 2019 is expected to be approximately 29%.

Diluted earnings per share was $1.11, compared with $0.91 in the prior year quarter. Non-GAAP diluted earnings per share was $0.97, compared with $1.12 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes, the tax (benefit) expense recognized due to the vesting of share based compensation, the tax benefit associated with the remeasurement of deferred tax assets and liabilities at the new tax rates, as well as an adjustment to our tax expense in the prior year assuming a 31.5% effective annual income tax rate for U.S. operations.

Fiscal Year to Date Results

For the nine months ended December 31, 2017 as compared to the nine months of the prior fiscal year ended December 31, 2016:

Consolidated net sales rose 8.4% to $1,080.6 million, from $996.6 million.

Technology segment net sales rose 7.9% to $1,049.5 million, from $972.5 million.

Adjusted gross billings of product and services increased 10.0% to $1,449.4 million.

Financing segment net sales increased 28.7% to $31.1 million, from $24.1 million.

Consolidated gross profit rose 8.3% to $241.9 million, from $223.4 million.

Consolidated operating income decreased 1.9% to $65.7 million, from $67.0 million.

Net earnings rose 15.4% to $46.2 million.

Adjusted EBITDA rose 0.6% to $72.8 million, from $72.4 million.

Diluted earnings per share was $3.30, compared with $2.86 in the prior year quarter. Non-GAAP diluted earnings per share was $3.14, compared with $3.12 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes, the tax (benefit) expense recognized due to the vesting of share based compensation, the tax benefit associated with the remeasurement of deferred tax assets and liabilities at the new tax rates, as well as an adjustment to our tax expense in the prior year assuming a 31.5% effective annual income tax rate for U.S. operations.

Balance Sheet Highlights

As of December 31, 2017, ePlus had cash and cash equivalents of $76.1 million, compared with $109.8 million as of March 31, 2017.  Inventory decreased 45.2% to $51.3 million and current deferred revenue decreased 22.3% to $50.7 million primarily due to the shipment of large projects within the first nine months of the fiscal year.  Total stockholders' equity was $383.6 million and total shares outstanding were 14.0 million, compared with $345.9 million and shares outstanding of 14.2 million on March 31, 2017.  During the quarter, we purchased 125,605 shares of our outstanding common stock at an average cost of $77.88 per share for a total purchase price of $9.8 million under the current share repurchase program.

Summary and Outlook

"Year-to-date results have positioned ePlus for another year of growth across key operating and financial metrics in fiscal 2018.  We will continue to focus on scaling those investments that increase our capabilities in emerging technologies, and managing our cost structure.

"Tax reform provides ePlus the dual benefit of a lower tax rate, yielding additional cash for investment, and additional purchasing power for our clients for the products and services we provide.  The organic expansion of our platform and acquisition growth initiatives are key elements of our capital allocation strategy, along with investments to further improve efficiencies across the organization, and our stock buyback program," concluded Mr. Marron.

Results of Operations – Three Months Ended December 31, 2017

The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.

Technology Segment

The results of operations for the technology segment for the three months ended December 31, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended December 31,
	2017	2016	Change
Sales of product and services	$330,953	$317,391	$13,562	4.3%
Fee and other income	1,678	915	763	83.4%
Net sales	332,631	318,306	14,325	4.5%

Cost of sales, product and services	264,487	251,729	12,758	5.1%

Gross profit	68,144	66,577	1,567	2.4%

Selling, general and administrative	53,836	47,780	6,056	12.7%
Depreciation and amortization	2,893	1,908	985	51.6%
Operating expenses	56,729	49,688	7,041	14.2%

Operating income	$11,415	$16,889	$(5,474)	(32.4%)

Key Business Metrics
Adjusted gross billings, product and services	$464,105	$432,407	$31,698	7.3%
Adjusted EBITDA	$14,308	$18,797	$(4,489)	(23.9%)

Net sales were $332.6 million, up 4.5% from $318.3 million in the third quarter of fiscal 2017.

Adjusted gross billings of products and services grew 7.3% to $464.1 million, from $432.4 million in the third quarter of fiscal 2017, as a result of an increase in demand for products and services from our customers in the Technology, Financial Services and Healthcare industries, and the acquisitions of Consolidated Communication's IT services and equipment integration business in December 2016, OneCloud Consulting in May 2017, and IDS in September 2017.

Gross margin on sales of product and services was 20.1%, compared with 20.7% in the third quarter of fiscal 2017.  The decrease in margins was due to lower margins from sales of product partially related to large competitively priced projects, offset by increases in sales of services and a higher proportion of the sales of third party software assurance, maintenance and services.

Operating expenses rose 14.2% to $56.7 million, from $49.7 million in the third quarter of fiscal 2017, mainly attributable to an increase of $4.3 million, or 10.8%, in salaries and benefits due to an increase of 123, or 11.1%, in personnel to 1,236 from 1,113, of which 50 related to the acquisition of IDS in September 2017 and 57 related to the acquisition of OneCloud Consulting in May 2017. The position additions included 107 sales and engineering positions with the remaining additions being administrative hires. The increase in salaries and benefits was also attributable to higher variable compensation as a result of higher gross profit. General administrative expenses increased $1.5 million primarily due to $0.7 million from adjustments to the fair value of contingent consideration for acquisitions, higher expenses in travel, advertising and marketing, and additional expenses from recent acquisitions.

Segment operating income was $11.4 million, compared with $16.9 million in the third quarter of fiscal 2017.  Adjusted EBITDA was $14.3 million for the current quarter, compared with $18.8 million in the third quarter of fiscal 2017.

Financing Segment

The results of operations for the financing segment for the three months ended December 31, 2017 and 2016 were as follows (dollars in thousands):

	Three Months Ended December 31
	2017	2016	Change
Financing revenue	$9,592	$8,190	$1,402	17.1%
Fee and other income	346	161	185	114.9%
Net sales	9,938	8,351	1,587	19.0%

Direct lease costs	1,394	1,142	252	22.1%

Gross profit	8,544	7,209	1,335	18.5%

Selling, general and administrative	3,298	2,380	918	38.6%
Depreciation and amortization	1	2	(1)	(50.0%)
Interest and financing costs	270	409	(139)	(34.0%)
Operating expenses	3,569	2,791	778	27.9%

Operating income	$4,975	$4,418	$557	12.6%

Key Business Metrics
Adjusted EBITDA	$4,976	$4,420	$556	12.6%

Net sales were $9.9 million, up 19.0% from $8.4 million in the third quarter of fiscal 2017, due to increases in post-contract earnings and transactional gains. Post contract earnings increased $1.4 million due to the sale of residual assets associated with terminated leases.  Direct lease costs increased $0.3 million or 22.1% over the previous year period due to higher depreciation expense from operating leases.

Operating expenses increased $0.8 million, or 27.9%, mainly due to higher variable compensation as a result of the increase in gross profit, as well as the changes in reserve for credit losses.

Segment operating income and adjusted EBITDA both increased to $5.0 million from $4.4 million in the third quarter of fiscal 2017.

Results of Operations – Nine Months Ended December 31, 2017

Technology Segment

The results of operations for the technology segment for the nine months ended December 31, 2017 and 2016 were as follows (dollars in thousands):

	Nine Months Ended December 31,
	2017	2016	Change
Sales of product and services	$1,045,792	$968,799	$76,993	7.9%
Fee and other income	3,707	3,679	28	0.8%
Net sales	1,049,499	972,478	77,021	7.9%

Cost of sales, product and services	834,873	769,780	65,093	8.5%

Gross profit	214,626	202,698	11,928	5.9%

Selling, general and administrative	158,838	141,295	17,543	12.4%
Depreciation and amortization	7,084	5,400	1,684	31.2%
Operating expenses	165,922	146,695	19,227	13.1%

Operating income	$48,704	$56,003	$(7,299)	(13.0%)

Key Business Metrics
Adjusted gross billings, product and services	$1,449,371	$1,317,188	$132,183	10.0%
Adjusted EBITDA	$55,788	$61,403	$(5,615)	(9.1%)

Net sales rose 7.9% to $1,049.5 million, from $972.5 million in the first nine months of fiscal 2017.

Adjusted gross billings grew 10.0% to $1,449.4 million, from $1,317.2 million in the first nine months of fiscal 2017. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our customer in the technology, financial and healthcare sectors, and the acquisitions of Consolidated Communication's IT services and equipment integration business in December 2016, OneCloud Consulting in May 2017, and IDS in September 2017.

Gross margin on sales of product and services was 20.2%, compared with 20.5% in the first nine months of fiscal 2017.  The decrease in gross margin was due to lower margins from sales of product primarily related to a large competitively bid project, most of which was delivered in the first nine months of fiscal year 2018, partially offset by increases in sales of services and a higher proportion of the sales of third party software assurance, maintenance and services.

Operating expenses rose 13.1% to $165.9 million, from $146.7 million in the first nine months of fiscal 2017, reflecting increased salaries and benefits due to increased variable compensation and an 11.1% increase in personnel to 1,236 from 1,113. Also contributing to the increase in salaries and benefits was higher healthcare cost. General and administrative expenses increased $3.9 million primarily due to higher expenses in advertising and marketing, travel, and communications, as well as the incremental expenses from contingent consideration for acquisitions, and additional expenses from recent acquisitions. Depreciation and amortization increased $1.7 million due to the acquisitions. Professional and other fees also increased $0.9 million or 20.7%, due to legal fees related to the acquisitions of IDS and OneCloud Consulting.

Segment operating income was $48.7 million, compared with $56.0 million in the first nine months of fiscal 2017.  Adjusted EBITDA was $55.8 million, compared with $61.4 million in the first nine months of fiscal 2017.

The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the twelve months ended December 31, 2017 and 2016 were as follows:

	Twelve Months Ended December 31,
	2017	2016	Change
Technology	25%	22%	3%
State & Local Government & Educational Institutions	17%	21%	(4%)
Financial Services	16%	12%	4%
Telecom, Media, and Entertainment	14%	16%	(2%)
Healthcare	13%	11%	2%
Other	15%	18%	(3%)
Total	100%	100%

Financing Segment

The results of operations for the financing segment for the nine months ended December 31, 2017 and 2016 were as follows (dollars in thousands):

	Nine Months Ended December 31,
	2017	2016	Change
Financing revenue	$30,698	$23,899	$6,799	28.4%
Fee and other income	374	245	129	52.7%
Net sales	31,072	24,144	6,928	28.7%

Direct lease costs	3,846	3,459	387	11.2%

Gross profit	27,226	20,685	6,541	31.6%

Selling, general and administrative	9,300	8,526	774	9.1%
Depreciation and amortization	2	8	(6)	(75.0%)
Interest and financing costs	903	1,158	(255)	(22.0%)
Operating expenses	10,205	9,692	512	5.3%

Operating income	$17,021	$10,993	6,028	54.8%

Key Business Metrics
Adjusted EBITDA	$17,023	$11,001	$6,022	54.7%

Net sales were $31.1 million, up 28.7% from $24.1 million in the nine months of fiscal 2017, as a result of higher post-contract earnings due to the early termination of several large leases, as well as revenues earned from consumption based financing arrangements.

Direct lease costs increased $0.4 million or 11.2% due to higher depreciation expense from operating leases.

Operating expenses were $10.2 million, up 5.3% from the prior year period due to higher variable compensation as a result of the increase in gross profit.

Segment operating income and adjusted EBITDA both increased to $17.0 million from $11.0 million in the first nine months of fiscal 2017.

Recent Corporate Developments

•	On February 6, ePlus announced its subsidiary, IGXGlobal, achieved Cisco Gold Certification in the United Kingdom.
•	On January 30, ePlus announced its subsidiary, ePlus Technology, was named Citrix Networking Partner of the Year at the Citrix Summit 2018, which was held January 8-10.
•
On January 11, ePlus announced the successful completion of the Type 2 SSAE 18 examination for its Managed Services Center and OneSource family of software products. This examination provides customers and auditors with confidence that the description of services and solutions provided by ePlus are fairly presented.

•	On December 14, ePlus announced its subsidiary, ePlus Technology, was selected to join the AppDynamics Titan partner program.
•	On November 9, ePlus announced it would host its annual Fast Forward 2017 conference on November 15 in Rosemont, Illinois.
•
On November 1, ePlus announced its subsidiary, ePlus Technology, received a Cisco Partner Summit Global award for Lifecycle Management Partner of the Year at a Global Awards reception during Cisco's annual partner conference.

•	On October 25, ePlus announced management would present at the J.P. Morgan Ultimate Services Investor conference 2017 on November 14, 2017.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 7, 2018:

Date:	Wednesday, February 7, 2018
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	8979043 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through February 15, 2018.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from cloud to security and digital infrastructure, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.

ePlus. Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our customers' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2017	March 31, 2017
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$76,105	$109,760
Accounts receivable—trade, net	285,820	266,029
Accounts receivable—other, net	30,690	24,987
Inventories	51,295	93,557
Financing receivables—net, current	74,598	51,656
Deferred costs	24,740	7,971
Other current assets	25,970	43,364
Total current assets	569,218	597,324

Financing receivables and operating leases—net	72,575	71,883
Deferred tax assets	1,268	-
Property, equipment and other assets	17,632	11,956
Goodwill	76,546	48,397
Other intangible assets—net	27,414	12,160
TOTAL ASSETS	$764,653	$741,720

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$125,850	$113,518
Accounts payable—floor plan	107,761	132,612
Salaries and commissions payable	20,568	18,878
Deferred revenue	50,739	65,312
Recourse notes payable—current	-	908
Non-recourse notes payable—current	27,649	26,085
Other current liabilities	26,116	19,179
Total current liabilities	358,683	376,492

Non-recourse notes payable—long term	3,840	10,431
Deferred tax liability—net	-	1,799
Other liabilities	18,518	7,080
TOTAL LIABILITIES	381,041	395,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 14,046 outstanding at December 31, 2017 and 14,161 outstanding at March 31, 2017	142	142
Additional paid-in capital	128,392	123,536
Treasury stock, at cost, 6,414 shares as of December 31, 2017	(14,165)	-
Retained earnings	269,048	222,823
Accumulated other comprehensive income—foreign currency translation adjustment	195	(583)
Total Stockholders' Equity	383,612	345,918
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$764,653	$741,720

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands, except per share data)

Net sales	$342,569	$326,657	$1,080,5714	$996,622
Cost of sales	265,881	252,871	838,719	773,239
Gross profit	76,688	73,786	241,852	223,383

Selling, general and administrative expenses	57,134	50,160	168,138	149,821
Depreciation and amortization	2,894	1,910	7,086	5,408
Interest and financing costs	270	409	903	1,158
Operating expenses	60,298	52,479	176,127	156,387

OPERATING INCOME	16,390	21,307	65,725	66,996

Other income (expense)	(131)	-	(1)	380

EARNINGS BEFORE PROVISION FOR INCOME TAXES	16,259	21,307	65,724	67,376

PROVISION FOR INCOME TAXES	678	8,687	19,499	27,310

NET EARNINGS	$15,581	$12,620	$46,225	$40,066

NET EARNINGS PER COMMON SHARE—BASIC	$1.12	$0.92	$3.34	$2.88
NET EARNINGS PER COMMON SHARE—DILUTED	$1.11	$0.91	$3.30	$2.86

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	13,851	13,791	13,845	13,891
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	13,990	13,920	14,022	14,026

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and related effects on income taxes, the tax (benefit) expense recognized due to the vesting of share based compensation, the tax benefit associated with the remeasurement of deferred tax assets and liabilities at the new tax rates, as well as an adjustment to our tax expense in the prior year assuming a 31.5% effective annual income tax rate for U.S. operations.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)

Sales of product and services	$330,953	$317,391	$1,045,792	$968,799
Costs incurred related to sales of third party software assurance, maintenance and services	133,152	115,016	403,579	348,389
Adjusted gross billings of product and services	$464,105	$432,407	$1,449,371	$1,317,188

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Consolidated

Net earnings	$15,581	$12,620	$46,225	$40,066
Provision for income taxes	678	8,687	19,499	27,310
Depreciation and amortization [1]	2,894	1,910	7,086	5,408
Other (income) expense [2]	131	-	1	(380)
Adjusted EBITDA	$19,284	$23,217	$72,811	$72,404

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Technology Segment
Operating income	$11,415	$16,889	$48,704	$56,003
Depreciation and amortization [1]	2,893	1,908	7,084	5,400
Adjusted EBITDA	$14,308	$18,797	$55,788	$61,403

Financing Segment
Operating income	$4,975	$4,418	$17,021	$10,993
Depreciation and amortization [1]	1	2	2	8
Adjusted EBITDA	$4,976	$4,420	$17,023	$11,001

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$16,259	$21,307	$65,724	$67,376
Acquisition related amortization expense [3]	1,871	1,035	4,178	3,098
Other (income) expense [2]	131	-	1	(380)
Non-GAAP: Earnings before provision for income taxes	18,261	22,342	69,903	70,094

GAAP: Provision for income taxes	678	8,687	19,499	27,310
Acquisition related amortization expense	547	267	1,421	956
Other (income) expense	55	13	-	(144)
Remeasurement of deferred taxes [4]	3,407	-	3,407	-
Adjustment to FY17 U.S. federal tax rate to 31.5% [5]	-	(2,252)	-	(2,252)
Tax benefit on restricted stock	-	6	1,563	514
Non-GAAP: Provision for income taxes	4,687	6,721	25,890	26,384

Non-GAAP: Net earnings	$13,573	$15,621	$44,012	$43,710

GAAP: Net earnings per common share – diluted	$1.11	$0.91	$3.30	$2.86
Non-GAAP: Net earnings per common share – diluted	$0.97	$1.12	$3.14	$3.12

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains or losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Tax benefit for the re-measurement of U.S. deferred income tax assets and liabilities at the new corporate tax rate of 21%.
[5] Amount represents the adjustment of our tax expense for the nine months ended December 31, 2016 assuming a U.S. statutory income tax rate of 31.5% for both the quarter and nine month period.